                                                                    Exhibit 99.3
                           FORWARD-LOOKING STATEMENTS

       This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our financial condition, results of operations, plans, objectives, future performance and business. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "believes," "anticipates," "estimates," "should," or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

       - compliance with the Medicare "hospital within a hospital" regulation changes will require increased capital expenditures and may have an adverse effect on our future net operating revenues and profitability;

       - the failure of our long-term acute care hospitals to maintain their status as such may cause our net operating revenues and profitability to decline;

       - the failure of our facilities operated as "hospitals within hospitals" to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

       - implementation of modifications to the admissions policies for our inpatient rehabilitation facilities, as required to achieve compliance with Medicare guidelines, may result in a loss of patient volume at these hospitals and, as a result, may reduce our future net operating revenues and profitability;

       - implementation of annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future net operating revenues and profitability;

       - additional changes in government reimbursement for our services may have an adverse effect on our future net operating revenues and profitability;

       - changes in applicable regulations or a government investigation or assertion that we have violated applicable regulations may result in increased costs or sanctions that reduce our net operating revenues and profitability;

       - integration of recently acquired operations and future acquisitions may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

       - private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

       - the failure to maintain established relationships with the physicians in our markets could reduce our net operating revenues and profitability;

       - shortages in qualified nurses or therapists could increase our operating costs significantly;

       - competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

       - the loss of key members of our management team could significantly disrupt our operations; and

       - the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities.

       Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of this report.

                                  RISK FACTORS
 RISKS RELATED TO OUR BUSINESSES

  COMPLIANCE WITH RECENT CHANGES IN FEDERAL REGULATIONS APPLICABLE TO LONG-TERM ACUTE CARE HOSPITALS OPERATED AS "HOSPITALS WITHIN HOSPITALS" OR AS "SATELLITES" WILL RESULT IN INCREASED CAPITAL EXPENDITURES AND MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE NET OPERATING REVENUES AND PROFITABILITY.

       On August 11, 2004, the Centers for Medicare & Medicaid Services, also known as CMS, published final regulations applicable to long-term acute care hospitals that are operated as "hospitals within hospitals" or as "satellites" (collectively referred to as "HIHs"). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as "host" hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final regulations, subject to certain exceptions, provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold is the Fiscal 2004 Percentage (as defined under "Summary -- Our Business -- Recent HIH Regulatory Changes") of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%. As of September 30, 2004, 79 of our 83 long-term acute care hospitals operated as HIHs. For the nine months ended September 30, 2004, approximately 60% of the Medicare admissions to our HIHs were from host hospitals. For the nine months ended September 30, 2004, approximately 8% of our HIHs admitted 25% or fewer of their Medicare patients from their host hospitals, approximately 29% of our HIHs admitted 50% or fewer of their Medicare patients from their host hospitals, and approximately 80% of our HIHs admitted 75% or fewer of their Medicare patients from their host hospitals. There are several factors that should be taken into account in evaluating this admissions data. First, the admissions data for the nine months ended September 30, 2004 is not necessarily indicative of the admissions mix these hospitals will experience in the future. Second, admissions data for the nine months ended September 30, 2004 includes six hospitals that were open for less than one year, and the data from these hospitals may not be indicative of the admissions mix these hospitals will experience over a longer period of time.

       We currently anticipate that these new HIH regulations will have no effect on our 2004 financial results and only a negligible impact on our 2005 financial results but could have a significant negative impact on our financial results thereafter. In order to minimize the more significant impact of the HIH regulations in 2006 and future years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company's current business and earnings before interest, taxes, depreciation and amortization, or EBITDA. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing a small number of facilities. There can be no assurance that we can successfully implement such changes to our existing HIH business model or successfully control the capital expenditures associated with such changes. As a result, our ability to operate our long-term acute care hospitals effectively and our net operating revenues and profitably may be adversely affected. For example, because physicians generally direct the majority of hospital admissions, our net operating revenues and profitability may decline if the relocation efforts for certain of our HIHs adversely affect our relationships with the physicians in those communities.

  IF OUR LONG-TERM ACUTE CARE HOSPITALS FAIL TO MAINTAIN THEIR CERTIFICATIONS AS LONG-TERM ACUTE CARE HOSPITALS OR IF OUR FACILITIES OPERATED AS HIHS FAIL TO QUALIFY AS HOSPITALS SEPARATE FROM THEIR HOST HOSPITALS, OUR NET OPERATING REVENUES AND PROFITABILITY MAY DECLINE.

       As of September 30, 2004, 80 of our 83 long-term acute care hospitals were certified by Medicare as long-term acute care hospitals, and three more were in the process of becoming certified as Medicare long-term acute care hospitals. If our long-term acute care hospitals fail to meet or maintain the standards for certification as long-term acute care hospitals, namely minimum average length of patient stay, they will receive payments under the prospective payment system applicable to general acute care hospitals rather than payment under the system applicable to long-term acute care hospitals. Payments at rates applicable to general acute care hospitals would likely result in our long-term acute care hospitals receiving less Medicare reimbursement than they currently receive for their patient services. In its responses to comments in the August 2004 HIH rule, CMS expressed its intention to address, in future long-term acute care Medicare prospective payment system annual updates, recent recommendations made by the Medicare Payment Advisory Commission, or MedPAC, concerning how long-term acute care hospitals are defined and differentiated from other types of Medicare providers. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. In its June 2004 "Report to Congress," MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for long-term acute care hospitals in order to ensure that only appropriate patients are admitted to these facilities. Although CMS declined to impose the MedPAC recommended criteria in the August 2004 HIH rule, CMS stated that prior to the end of the four year phase-in period provided in the August 2004 HIH rule, it will assess the feasibility of developing facility and clinical criteria for determining the appropriate facilities and patients to be paid for under the Medicare long-term acute care hospital payment system. It remains possible that, upon the conclusion of this assessment, CMS will propose and implement additional changes to Medicare's payment policy for all long-term acute care hospitals. Failure to meet existing long-term acute care certification criteria or implementation of additional criteria that would limit the population of patients eligible for our hospitals' services could adversely affect our net operating revenues and profitability.

       Nearly all of our long-term acute care hospitals operate as HIHs and as a result are subject to additional Medicare criteria that require certain indications of separateness from the host hospital. If any of our long-term acute care HIHs fail to meet the separateness requirements, they will be reimbursed at the lower general acute care hospital rate, which would likely cause our net operating revenues and profitability to decrease.

  IMPLEMENTATION OF MODIFICATIONS TO THE ADMISSIONS POLICIES FOR OUR INPATIENT REHABILITATION FACILITIES AS REQUIRED IN ORDER TO ACHIEVE COMPLIANCE WITH MEDICARE REGULATIONS MAY RESULT IN A LOSS OF PATIENT VOLUME AT THESE HOSPITALS AND, AS A RESULT, MAY REDUCE OUR FUTURE NET OPERATING REVENUES AND PROFITABILITY.

       As of September 30, 2004, our four acute medical rehabilitation hospitals were certified by Medicare as inpatient rehabilitation facilities. Under the historic inpatient rehabilitation facility, or IRF, certification criteria that had been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of ten conditions specified in the regulations (referred to as the "75% test"). In 2002, CMS became aware that its various contractors were using inconsistent methods to assess compliance with the 75% test and that many inpatient rehabilitation facilities were not in compliance with the 75% test. In response, in June 2002, CMS suspended enforcement of the 75% test and, on September 9, 2003, proposed modifications to the regulatory standards for certification as an inpatient rehabilitation facility. Notwithstanding concerns stated by the industry and Congress in late 2003 and early 2004 about the adverse impact that CMS's proposed changes and renewed enforcement efforts might have on access to inpatient rehabilitation facility services, and notwithstanding Congressional requests that CMS delay implementation of or changes to the 75% test for additional study of clinically appropriate certification criteria, on May 7, 2004, CMS adopted a final rule that made significant changes to the certification standard. CMS temporarily lowered the 75% compliance threshold to 50%, with a gradual increase back to 75% over the course of a four-year period. CMS also expanded from 10 to 13 the number of medical conditions used to determine compliance with the 75% test (or any phase-in percentage) and finalized the conditions under which comorbidities may be used to satisfy the 75% test. Finally, CMS changed the timeframe used to determine a provider's compliance with the inpatient rehabilitation facility criteria including the 75% test so that any changes in a facility's certification based on compliance with the 75% test may be made effective in the cost reporting period immediately following the review period for determining compliance. Congress temporarily suspended enforcement of the 75% test when it enacted the Consolidated Appropriations Act, 2005, which requires the Secretary of Health and Human Services to respond to a yet to be completed study by the Government Accountability Office, or GAO, on the standards for defining inpatient rehabilitation services before the Secretary may terminate a hospital's designation as an inpatient rehabilitation facility for failure to meet the 75% test. It is widely expected that the GAO will issue its report in early 2005. The inpatient rehabilitation facilities we acquired as part of our Kessler acquisition in September 2003 may not have fully met the historic standard. If the revised 75% test is ultimately enforced without further modifications, in order to achieve compliance with the new certification standard, it may be necessary for us to implement more restrictive admissions policies at our inpatient rehabilitation facilities and not admit patients whose diagnoses fall outside the specified conditions. Such policies may result in decreased patient volumes, which could have a negative effect on the financial performance of these facilities.

  IMPLEMENTATION OF ANNUAL CAPS THAT LIMIT THE AMOUNTS THAT CAN BE PAID FOR OUTPATIENT THERAPY SERVICES RENDERED TO ANY MEDICARE BENEFICIARY MAY REDUCE OUR FUTURE NET OPERATING REVENUES AND PROFITABILITY.

       Our outpatient rehabilitation clinics receive payments from the Medicare program under a fee schedule. Congress has established annual caps that limit the amounts that can be paid (including deductible and coinsurance amounts) for outpatient therapy services rendered to any Medicare beneficiary. These annual caps were to go into effect on January 1, 1999, however, after their adoption, Congress imposed a moratorium on the caps through 2002, and then re-imposed the moratorium for 2004 and 2005. Upon the expiration of the moratorium, we believe these therapy caps could have an adverse effect on the net operating revenues we generate from providing outpatient rehabilitation services to Medicare beneficiaries, to the extent that such patients receive services for which total payments would exceed the annual caps. For the nine months ended September 30, 2004, we received approximately 9% of our outpatient rehabilitation net operating revenues from Medicare.

  IF THERE ARE CHANGES IN THE RATES OR METHODS OF GOVERNMENT REIMBURSEMENTS FOR OUR SERVICES, OUR NET OPERATING REVENUES AND PROFITABILITY COULD DECLINE.

       Approximately 47% of our net operating revenues for the nine months ended September 30, 2004 came from the highly regulated federal Medicare program. In recent years, through legislative and regulatory actions, the federal government has made substantial changes to various payment systems under the Medicare program. Additional changes to these payment systems, including modifications to the conditions on qualification for payment and the imposition of enrollment limitations on new providers, may be proposed or could be adopted, either in Congress or by CMS. Because of the possibility of adoption of these kinds of proposals, the availability, methods and rates of Medicare reimbursements for services of the type furnished at our facilities could change at any time. Some of these changes and proposed changes could adversely affect our business strategy, operations and financial results. In addition, there can be no assurance that any increases in Medicare reimbursement rates established by CMS will fully reflect increases in our operating costs.

  WE CONDUCT BUSINESS IN A HEAVILY REGULATED INDUSTRY, AND CHANGES IN REGULATIONS OR VIOLATIONS OF REGULATIONS MAY RESULT IN INCREASED COSTS OR SANCTIONS THAT REDUCE OUR NET OPERATING REVENUES AND PROFITABILITY.

       The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

       - facility and professional licensure, including certificates of need;

       - conduct of operations, including financial relationships among healthcare providers, Medicare fraud and abuse, and physician self-referral;

       - addition of facilities and services and enrollment of newly developed facilities in the Medicare program; and

       -     payment for services.

       Recently, there have been heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, physician ownership and joint ventures involving hospitals. In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services and capital expenditure programs, increase our operating expenses and reduce our operating revenues. If we fail to comply with these extensive laws and government regulations, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations.

  INTEGRATING SEMPERCARE INTO OUR COMPANY STRUCTURE MAY STRAIN OUR RESOURCES AND PROVE TO BE DIFFICULT.

       The expansion of our business and operations resulting from the recent SemperCare acquisition may strain our administrative, operational and financial resources. The continued integration of SemperCare into our business will require substantial time, effort, attention and dedication of management resources and may distract our management from our existing business in unpredictable ways and may take longer than anticipated. The integration process could create a number of potential challenges and adverse consequences for us, including the difficulty and expense of integrating acquired personnel into our existing business, the difficulty and expense of integrating SemperCare's billing and information systems with ours, the possible unexpected loss of key employees, customers or suppliers, a possible loss of net operating revenues or an increase in operating or other costs and the assumption of liabilities and exposure to unforeseen liabilities of SemperCare. Additionally, all of the SemperCare facilities are HIHs, and while we expect to transition these facilities to adapt to the new HIH regulations within a similar timeframe and using strategies similar to those that we will use to transition our existing hospitals, there can be no assurance that such transition will be successful. These types of challenges and uncertainties could have an adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the SemperCare acquisition.

  FUTURE ACQUISITIONS MAY USE SIGNIFICANT RESOURCES, MAY BE UNSUCCESSFUL AND COULD EXPOSE US TO UNFORESEEN LIABILITIES.

       As part of our growth strategy, we may pursue acquisitions of specialty hospitals and outpatient rehabilitation clinics. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions involve numerous risks, including:

       - the difficulty and expense of integrating acquired personnel into our business;

       -     diversion of management's time from existing operations;

       -     potential loss of key employees or customers of acquired companies;
             and

       - assumption of the liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare regulations.

       We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that such financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired hospitals and outpatient rehabilitation clinics profitably or succeed in achieving improvements in their financial performance.

  FUTURE COST CONTAINMENT INITIATIVES UNDERTAKEN BY PRIVATE THIRD-PARTY PAYORS MAY LIMIT OUR FUTURE NET OPERATING REVENUES AND PROFITABILITY.

       Initiatives undertaken by major insurers and managed care companies to contain healthcare costs affect the profitability of our specialty hospitals and outpatient rehabilitation clinics. These payors attempt to control healthcare costs by contracting with hospitals and other healthcare providers to obtain services on a discounted basis. We believe that this trend may continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments reduce the amounts they pay for services, our profit margins may decline, or we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

  IF WE FAIL TO MAINTAIN ESTABLISHED RELATIONSHIPS WITH THE PHYSICIANS IN OUR MARKETS, OUR NET OPERATING REVENUES MAY DECREASE.

       Our success is, in part, dependent upon the admissions and referral practices of the physicians in the communities our hospitals and our outpatient rehabilitation clinics serve, and our ability to maintain good relations with these physicians. Physicians referring patients to our hospitals and clinics are generally not our employees and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals and are free to refer their patients to other providers. If we are unable to successfully cultivate and maintain strong relationships with these physicians, our hospitals' admissions and clinics' businesses may decrease, and our net operating revenues may decline.

  SHORTAGES IN QUALIFIED NURSES OR THERAPISTS COULD INCREASE OUR OPERATING COSTS SIGNIFICANTLY.

       Our specialty hospitals are highly dependent on nurses for patient care and our outpatient rehabilitation clinics are highly dependant on therapists for patient care. The availability of qualified nurses and therapists nationwide has declined in recent years, and the salaries for nurses and therapists have risen accordingly. We cannot assure you we will be able to attract and retain qualified nurses or therapists in the future. Additionally, the cost of attracting and retaining nurses and therapists may be higher than we anticipate, and as a result, our profitability could decline.

  COMPETITION MAY LIMIT OUR ABILITY TO ACQUIRE HOSPITALS AND CLINICS AND ADVERSELY AFFECT OUR GROWTH.

       We have historically faced limited competition in acquiring specialty hospitals and outpatient rehabilitation clinics, but we may face heightened competition in the future. Our competitors may acquire or seek to acquire many of the hospitals and clinics that would be suitable acquisition candidates for us. This could limit our ability to grow by acquisitions or make our cost of acquisitions higher and therefore decrease our profitability.

  IF WE FAIL TO COMPETE EFFECTIVELY WITH OTHER HOSPITALS, CLINICS AND HEALTHCARE PROVIDERS, OUR NET OPERATING REVENUES AND PROFITABILITY MAY DECLINE.

       The healthcare business is highly competitive, and we compete with other hospitals, rehabilitation clinics and other healthcare providers for patients. If we are unable to compete effectively in the specialty hospital and outpatient rehabilitation businesses, our net operating revenues and profitability may decline. Many of our specialty hospitals operate in geographic areas where we compete with at least one other hospital that provides similar services. Our outpatient rehabilitation clinics face competition from a variety of local and national outpatient rehabilitation providers. Other outpatient rehabilitation clinics in markets we serve may have greater name recognition and longer operating histories than our clinics. The managers of these clinics may also have stronger relationships with physicians in their communities, which could give them a competitive advantage for patient referrals.

  OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE KEY MEMBERS OF OUR MANAGEMENT TEAM.

       Our success depends to a significant degree upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate these individuals. The loss of the services of any of our senior officers or key employees, particularly our executive officers, could prevent us from successfully executing our business strategy and could have a material adverse affect on our results of operations.

  SIGNIFICANT LEGAL ACTIONS AS WELL AS THE COST AND POSSIBLE LACK OF AVAILABLE INSURANCE COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

       In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. We are also subject to lawsuits under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring the suits.

       We maintain professional malpractice liability insurance and general liability insurance coverage. As a result of unfavorable pricing and availability trends in the professional liability insurance market and the insurance market in general, the cost and risk sharing components of professional liability coverage have changed dramatically. Many insurance underwriters have become more selective in the insurance limits and types of coverage they will provide as a result of rising settlement costs and the significant failures of some nationally known insurance underwriters. In some instances, insurance underwriters will no longer issue new policies in certain states that have a history of high medical malpractice awards. As a result, we have experienced substantial changes in our medical and professional malpractice insurance program. Among other things, in order to obtain malpractice insurance at a reasonable cost, we are required to assume substantial self-insured retentions for our professional liability claims. A self-insured retention is a minimum amount of damages and expenses (including legal fees) that we must pay for each claim. We use actuarial methods to determine the value of the losses that may occur within this self-insured retention level. Our insurance agreements require us to post letters of credit or set aside cash in a trust arrangement in an amount equal to the estimated losses that we assumed for previous policy years. Because of the high retention levels, we cannot predict with certainty the actual amount of the losses we will assume and pay. To the extent that subsequent claims information varies from loss estimates, the liabilities will be adjusted to reflect current loss data. There can be no assurance that in the future malpractice insurance will be available at a reasonable price or that we will not have to further increase our levels of self-insurance. In addition, our insurance coverage does not cover punitive damages and may not cover all claims against us.

                                  OUR BUSINESS

COMPANY OVERVIEW

       We are a leading operator of specialty hospitals in the United States. We are also a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of September 30, 2004, we operated 83 long-term acute care hospitals in 25 states, four acute medical rehabilitation hospitals, which are certified by Medicare as inpatient rehabilitation facilities, in New Jersey and 750 outpatient rehabilitation clinics in 25 states, the District of Columbia and seven Canadian provinces. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team, including our co-founders, Rocco A. Ortenzio and Robert A. Ortenzio, both of whom have significant experience in the healthcare industry. Under this leadership, we have grown our business through internal development initiatives and strategic acquisitions.

       We manage our company through two business segments, our specialty hospital segment and our outpatient rehabilitation segment. For the nine months ended September 30, 2004, approximately 65% of our net operating revenues were from our specialty hospitals and approximately 34% were from our outpatient rehabilitation business.

SPECIALTY HOSPITALS

       As of September 30, 2004, we operated 87 specialty hospitals. Of this total, 83 operated as long-term acute care hospitals, 80 of which were certified by the federal Medicare program as long-term acute care hospitals, and three of which were opened in 2004 and are expected to be certified as long-term acute care hospitals during the first quarter of 2005. The remaining four specialty hospitals are certified by the federal Medicare program as inpatient rehabilitation facilities. For the twelve months ended September 30, 2004, approximately 68% of the net operating revenues of our specialty hospital segment came from Medicare reimbursement. As of September 30, 2004, we operated a total of 3,403 available licensed beds and employed approximately 10,500 people in our specialty hospital segment, with the majority being registered or licensed nurses, respiratory therapists, physical therapists, occupational therapists and speech therapists.

       Patients are admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, and serious and often complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, stroke, cardiac disorders, non-healing wounds, renal disorders and cancer. These patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs. Below is a table that shows the distribution by medical condition (based on primary diagnosis) of patients in our hospitals for the nine months ended September 30, 2004:

                                                           DISTRIBUTION
MEDICAL CONDITION                                          OF PATIENTS
-----------------                                          ------------
Neuromuscular disorder...................................       33%
Respiratory disorder.....................................       30
Cardiac disorder.........................................       12
Wound care...............................................        8
Other....................................................       17
                                                               ---
  Total..................................................      100%

       We believe that we provide our services on a more cost-effective basis than a typical general acute care hospital because we provide a much narrower range of services. We believe that our services are therefore attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. Additionally, we continually seek to increase our admissions by expanding and improving our relationships with the physicians and general acute care hospitals that refer patients to our facilities.

       When a patient is referred to one of our hospitals by a physician, case manager, health maintenance organization or insurance company, a nurse liaison makes an assessment to determine the care required. Based on the determinations reached in this clinical assessment, an admission decision is made by the attending physician.

       Upon admission, an interdisciplinary team reviews a new patient's condition. The interdisciplinary team comprises a number of clinicians and may include any or all of the following: an attending physician; a specialty nurse; a physical, occupational or speech therapist; a respiratory therapist; a dietician; a pharmacist; or a case manager. Upon completion of an initial evaluation by each member of the treatment team, an individualized treatment plan is established and implemented. The case manager coordinates all aspects of the patient's hospital stay and serves as a liaison with the insurance carrier's case management staff when appropriate. The case manager communicates progress, resource utilization, and treatment goals between the patient, the treatment team and the payor.

       Each of our specialty hospitals has an onsite management team consisting of a chief executive officer, a director of clinical services and a director of provider relations. These teams manage local strategy and day-to-day operations, including oversight of clinical care and treatment. They also assume primary responsibility for developing relationships with the general acute care providers and clinicians in our markets that refer patients to our specialty hospitals. We provide our hospitals with centralized accounting, payroll, legal, reimbursement, human resources, compliance, management information systems, billing and collecting services. The centralization of these services improves efficiency and permits hospital staff to spend more time on patient care.

       We operate most of our long-term acute care hospitals using a "hospital within a hospital" model. A long-term acute care hospital that operates as a hospital within a hospital leases space from a general acute care "host" hospital and operates as a separately-licensed hospital within the host hospital in contrast to a long-term acute care hospital that owns or operates a free-standing facility. Of the 83 long-term acute care hospitals we operated as of September 30, 2004, 79 were operated as hospitals within hospitals and four were operated as free-standing facilities.

  RECENT HIH REGULATORY CHANGES

       On August 11, 2004, the Centers for Medicare & Medicaid Services, also known as CMS, published final regulations applicable to long-term acute care hospitals that are operated as "hospitals within hospitals" or as "satellites" (collectively referred to as HIHs). These HIH regulations became effective for hospital cost reporting periods beginning on or after October 1, 2004. Subject to certain exceptions, under these HIH regulations, HIHs will receive lower rates of reimbursement for Medicare patients admitted from their hosts that are in excess of specified percentages. For new HIHs, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, according to the following schedule:

         COST REPORTING PERIOD       THRESHOLD OF MEDICARE DISCHARGES
         BEGINNING ON OR AFTER:         ADMITTED FROM HOST HOSPITAL
         ----------------------      --------------------------------
            October 1, 2004      Fiscal 2004 Percentage (as defined below)
            October 1, 2005       Lesser of Fiscal 2004 Percentage or 75%
            October 1, 2006       Lesser of Fiscal 2004 Percentage or 50%
            October 1, 2007                         25%

       As used in this report, "Fiscal 2004 Percentage" means, with respect to any HIH, the percentage of all Medicare patients discharged by such HIH during its cost reporting period beginning on or after October 1, 2003 and before October 1, 2004 who were admitted to such HIH from its host hospital. In no event will the Fiscal 2004 Percentage be less than 25% when evaluating any cost reporting period beginning on or after October 1, 2004.

       For the nine months ended September 30, 2004 approximately 60% of all Medicare admissions to our HIHs were from host hospitals. For the same time period, the percentages of our HIHs that admitted less than or equal to 25%, 50% and 75% of their Medicare admissions from their host hospitals were as follows:

     PERCENTAGE OF MEDICARE        PERCENTAGE OF OUR HIHS MEETING SUCH CRITERIA FOR
  ADMISSIONS FROM HOST HOSPITAL        THE NINE MONTHS ENDED SEPTEMBER 30, 2004
  -----------------------------    ------------------------------------------------
           25% or less                                    8%
           50% or less                                   29%
           75% or less                                   80%

       Our existing HIHs will be substantially unaffected by these new HIH regulations until cost reporting periods beginning on or after October 1, 2005. In addition, because our HIHs have cost reporting periods that commence on various dates throughout the calendar year, the effect of the new admissions thresholds on any particular HIH may be delayed depending on when the particular HIH's cost reporting period begins. For example, although approximately 20% of our HIHs that were open as of September 30, 2004 admitted more than 75% of their Medicare patients from their host hospitals during the nine months ended September 30, 2004, only three of such HIHs have cost reporting periods that will begin after October 1, 2005 and before December 31, 2005. There are several factors that should be taken into account in evaluating this admissions data. First, the admissions data for the nine months ended September 30, 2004 is not necessarily indicative of the admissions mix these hospitals will experience in the future. Second, admissions data for the nine months ended September 30, 2004 includes six hospitals that were open for less than one year, and the data from these hospitals may not be indicative of the admissions mix these hospitals will experience over a longer period of time.

       As a result of the phase-in described above, the HIH regulations will have no effect on our 2004 financial results and only a minimal impact on our 2005 financial results. The effect of these HIH regulations on our business and financial results will become more significant in 2006 and have an even greater impact in 2007 and in subsequent years. In order to minimize the more significant impact of the HIH regulations in 2006 and future years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company's current business and Adjusted EBITDA. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing a small number of facilities. We currently anticipate that approximately 50% of our long-term acute care hospitals will not require a move. We believe that we will be able to accomplish our strategy to adapt to the HIH regulations with minimal disruption to our business. Our team has experience relocating long-term acute care hospitals having successfully relocated eight hospitals since 2000 with minimal disruption to our business. In addition, our team has a proven development track record having developed 48 new long-term acute care hospitals since our inception.

OUTPATIENT REHABILITATION

       As of September 30, 2004, we operated 750 clinics throughout 25 states, the District of Columbia and seven Canadian provinces. As of September 30, 2004, our outpatient rehabilitation segment employed approximately 8,900 people. Typically, each of our clinics is located in a medical complex or retail location.

       In our clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also design services to prevent short-term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

       Outpatient rehabilitation patients are generally referred or directed to our clinics by a physician, employer or health insurer who believes that a patient, employee or member can benefit from the level of therapy we provide in an outpatient setting. We believe that our services are attractive to healthcare payors who are seeking to provide the most cost-effective level of care to their enrollees. In addition to providing therapy in our outpatient clinics, we provide medical rehabilitation management services on a contract basis at nursing homes, hospitals, schools, assisted living and senior care centers and worksites. In our outpatient rehabilitation segment, approximately 90% of our net operating revenues come from commercial payors, including healthcare insurers, managed care organizations and workers' compensation programs, and contract management services. The balance of our reimbursement is derived from Medicare and other government sponsored programs.

OTHER SERVICES

       Other services (which accounted for 1% of our net operating revenues in the nine months ended September 30, 2004) include home medical equipment, orthotics, prosthetics, oxygen and ventilator systems, infusion/intravenous and certain non-healthcare services.

OUR COMPETITIVE STRENGTHS

       Leading market position. Since beginning our operations in 1997, we believe that we have developed a reputation as a high quality, cost-effective healthcare provider in the markets we serve. We are a leading operator of specialty hospitals for long-term stay patients in the United States and a leading operator of outpatient rehabilitation clinics in the United States and Canada. As of September 30, 2004, we operated 83 long-term acute care hospitals with 3,081 available licensed beds in 25 states, four inpatient rehabilitation facilities with 322 beds in New Jersey, and 750 outpatient rehabilitation clinics in 25 states, the District of Columbia and seven Canadian provinces. Our leadership position allows us to attract patients, aids us in our marketing efforts to payors and referral sources and helps us negotiate favorable payor contracts.

       Experienced and proven management team with a significant equity investment. Prior to co-founding Select, our Executive Chairman founded and operated three other healthcare companies focused on rehabilitation services. Our five senior operations executives have an average of 27 years of experience in the healthcare industry. In addition, 13 of our 18 corporate officers worked together at Continental Medical Systems, Inc., a developer and operator of inpatient rehabilitation facilities that was managed under the leadership of Rocco A. Ortenzio and Robert A. Ortenzio from its inception in 1986 until it was sold in 1995. Their extensive experience in this industry and their proven ability to adapt to regulatory and reimbursement changes will be of great value as we reposition many of our long-term acute care hospitals to respond to the new HIH regulations. In addition, our senior management team will continue their investment in Select through their aggregate equity investment of approximately $69 million. Furthermore, members of our senior management team will be entitled to participate in equity and long-term cash incentive plans that will be adopted in connection with the Transactions. See "The Transactions" and "Related Party Transactions."

       Proven financial performance and strong cash flow. We have established a track record of improving the performance of the facilities we operate. A significant reason for our strong operating performance over the past several years has been our disciplined approach to growth and intense focus on cash flow generation and debt reduction:

       - net operating revenues have grown from $456.0 million for the fiscal year ended December 31, 1999 to $1,642.7 million for the twelve months ended September 30, 2004; and

       - accounts receivable days outstanding have decreased from 119 as of December 31, 1999 to 51 as of September 30, 2004.

We intend to pursue a strategy of reducing leverage and believe that our future operating cash flow will provide the opportunity to do so.

       Significant scale and diversity. By building significant scale in our specialty hospital and outpatient rehabilitation clinic businesses, we have been able to leverage our operating costs by centralizing administrative functions at our corporate office. We believe that our size improves our ability to negotiate favorable outpatient contracts with commercial insurers. Additionally, we believe our strength in two attractive segments of the healthcare industry allows us to diversify business risk and reduce our exposure to any single governmental or commercial reimbursement source. Furthermore, our broad geographic reach helps diversify our business and reduce our exposure to risk associated with any single state or other geographic region.

       Demonstrated facility development expertise. From our inception through September 30, 2004, we have developed 48 new long-term acute care hospitals and 193 outpatient rehabilitation clinics. These initiatives have demonstrated our ability to effectively identify new opportunities and implement start-up plans.

       Successful history of long-term acute care relocations. We have successfully completed the relocation of eight long-term acute care hospitals since 2000 with minimal disruption to our business. In each case these relocations have been successful from a financial and operational standpoint. We believe our experience and success with these moves will benefit us as we adapt to the new HIH regulations.

       Experience in successfully completing and integrating acquisitions. From our inception in 1997 through September 30, 2004, we completed four significant acquisitions for approximately $596 million in aggregate consideration. We believe that we have significantly improved the operating performance of the facilities we have acquired by applying our standard operating practices to the acquired businesses.

SPECIALTY HOSPITAL STRATEGY

       Provide high quality care and service. We believe that our patients benefit from our experience in addressing complex medical and rehabilitation needs. To effectively address the nature of our patients' medical conditions, we have developed specialized treatment programs focused solely on their needs. We have also implemented specific staffing models that are designed to ensure that patients have access to the necessary level of clinical attention. We believe that by focusing on quality care and service we develop brand loyalty in our markets allowing us to retain patients and strengthen our relationships with physicians, employers, and health insurers.

       Our treatment and staffing programs benefit patients because they give our clinicians access to the regimens that we have found to be most effective in treating various conditions such as respiratory failure, non-healing wounds, brain and spinal cord injuries, strokes and neuromuscular disorders. In addition, we combine or modify these programs to provide a treatment plan tailored to meet a patient's unique needs.

       The quality of the patient care we provide is continually monitored using several measures, including patient, payor and physician satisfaction, as well as clinical outcomes. Quality measures are collected monthly and reported quarterly and annually. In order to benchmark ourselves against other healthcare organizations, we have contracted with outside vendors to collect our clinical and patient satisfaction information and compare it to other healthcare organizations. The information collected is reported back to each hospital, to the corporate office, and directly to the Joint Commission on Accreditation of Healthcare Organizations, commonly known as JCAHO. As of September 30, 2004, JCAHO had accredited all but three of our hospitals. These three hospitals have not yet undergone a

JCAHO survey. Each of our four inpatient rehabilitation facilities have also received accreditation from the Commission on Accreditation of Rehabilitation Facilities. See "-- Government Regulations -- Licensure -- Accreditation."

       Maintain operational and financial results under the revised Medicare HIH regulations. As a result of the regulatory changes published by CMS on August 11, 2004, much of our effort in the near-term will be focused on implementing strategic initiatives at our existing hospitals. These initiatives will include managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, relocating certain of our facilities to alternative settings and building or buying free-standing facilities. We believe that there is sufficient time during the phase-in period to meet the requirements of the new HIH regulations while maintaining our existing business and EBITDA.

       Reduce operating costs. We continually seek to improve operating efficiency and reduce costs at our hospitals by standardizing operations and centralizing key administrative functions. These initiatives include:

       - optimizing staffing based on our occupancy and the clinical needs of our patients;

       - centralizing administrative functions such as accounting, payroll, legal, reimbursement, compliance, human resources and billing and collection;

       - standardizing management information systems to aid in financial reporting as well as billing and collecting; and

       - participating in group purchasing arrangements to receive discounted prices for pharmaceuticals and medical supplies.

       Increase higher margin commercial volume. We typically receive higher reimbursement rates from commercial insurers than we do from the federal Medicare program. As a result, we work to expand relationships with insurers to increase commercial patient volume. We believe that commercial payors seek to contract with our hospitals because we offer patients high quality and cost-effective care. Although the level of care we provide is complex and staff intensive, we typically have lower relative operating expenses than a general acute care hospital because we provide a much narrower range of patient services at our hospitals. As a result of our lower relative costs, we offer more attractive rates to commercial payors. We also offer commercial enrollees customized treatment programs not typically offered in general acute care hospitals.

       Develop new specialty hospitals. We expect to open four long-term acute care hospitals in 2005, primarily in settings where the new HIH regulations would have little or no impact, for example, in free-standing buildings. Additionally, we are evaluating opportunities to develop free-standing inpatient rehabilitation facilities similar to the four inpatient rehabilitation facilities acquired through our September 2003 Kessler acquisition.

       We have a dedicated development team with significant market experience. When we target a new market, the development team conducts an extensive review of local market referral patterns and commercial insurance to determine the general reimbursement trends and payor mix. Ultimately, when we determine a location or sign a lease for our planned space, the project is transitioned to our start-up team, which is experienced in preparing a specialty hospital for opening. The start-up team oversees facility improvements, equipment purchases, licensure procedures, and the recruitment of a full-time management team. After the facility is opened, responsibility for its management is transitioned to this new management team and our corporate operations group.

       During the period from January 1, 2001 to September 30, 2004, we completed the development and opening of the following 30 long-term acute care hospitals:

                                                                                   LICENSED BEDS
                                                                                      (AS OF
                                                                                   SEPTEMBER 30,
HOSPITAL NAME                                  CITY       STATE    OPENING DATE        2004)
-------------                                  ----       -----    ------------    -------------
SSH-Birmingham............................  Birmingham     AL     February 2001           38
SSH-Jefferson Parish......................  New Orleans    LA     February 2001           41
SSH-Pontiac...............................    Pontiac      MI       June 2001             30
SSH-Camp Hill.............................   Camp Hill     PA       June 2001             31
SSH-Wyandotte.............................   Wyandotte     MI     September 2001          35
SSH-Charleston............................  Charleston     WV     December 2001           32
SSH-Northwest Detroit.....................    Detroit      MI     December 2001           36
SSH-Scottsdale............................  Scottsdale     AZ     December 2001           29
SSH-Bloomington...........................  Bloomington    IN     December 2001           30
SSH-Phoenix-Downtown......................    Phoenix      AZ     December 2001           33
SSH-Central Pennsylvania..................     York        PA       June 2002             23
SSH-Saginaw...............................    Saginaw      MI       June 2002             32
SSH-South Dallas..........................    DeSoto       TX       July 2002            100
SSH-Jackson...............................    Jackson      MS       July 2002             40
SSH-Milwaukee (St. Luke's Campus).........   Milwaukee     WI      October 2002           29
SSH-Lexington.............................   Lexington     KY      October 2002           41
SSH-Denver (South Campus).................    Denver       CO     November 2002           28
SSH-Miami.................................     Miami       FL     December 2002           40
SSH-Augusta (Central Campus)..............    Augusta      GA        May 2003             35
SSH-Conroe................................    Conroe       TX       June 2003             46
SSH-Durham................................    Durham       NC       June 2003             30
SSH-Knoxville (U.T. Campus)...............   Knoxville     TN       June 2003             25
SSH-Zanesville............................  Zanesville     OH       July 2003             35
SSH-Omaha (North Campus)..................     Omaha       NE      August 2003            36
SSH-Northeast Ohio (Canton Campus)........    Canton       OH     November 2003           30
SSH-Wichita (Central Campus)..............    Wichita      KS     December 2003           30
SSH-Honolulu(1)...........................   Honolulu      HI       June 2004             30
SSH-Danville(1)...........................   Danville      PA       June 2004             30
SSH-Columbus/Grant (Mt. Carmel Campus)....   Columbus      OH       June 2004             24
SSH-Western Missouri(1)...................  Kansas City    MO       July 2004             34
                                                                                       -----
  Total...................................                                             1,053
                                                                                       =====

------------

(1) As of September 30, 2004, certification as a long-term acute care hospital was pending, subject to successful completion of a start-up period and/or surveys by the applicable licensure or certifying agencies. See
    "-- Government Regulations -- Licensure -- Certification."

       Pursue opportunistic acquisitions. In addition to our development initiatives, we may grow our network of specialty hospitals through opportunistic acquisitions, such as our recently completed SemperCare acquisition. We adhere to selective criteria in our acquisition analysis and have historically been able to obtain assets for what we believe are attractive valuations. When we acquire a hospital or a group of hospitals, a team of our professionals is responsible for formulating and executing an integration plan. We have generally been able to increase margins at acquired facilities by adding clinical programs that attract commercial payors, centralizing administrative functions and implementing our standardized staffing models and resource management programs. From our inception in 1997 through September 30, 2004, we have acquired and integrated 41 hospitals. All of these hospitals now share our centralized billing and standardized management information systems. All of our acquired hospitals participate in our centralized purchasing program.

OUTPATIENT REHABILITATION STRATEGY

       Provide high quality care and service. We are focused on providing a high level of service to our patients throughout their entire course of treatment. To measure satisfaction with our service we have developed surveys for both patients and physicians. Our clinics utilize the feedback from these surveys to continuously refine and improve service levels. We believe that by focusing on quality care and offering a high level of customer service we develop brand loyalty in our markets. This loyalty allows us to retain patients and strengthen our relationships with the physicians, employers, and health insurers in our markets who refer or direct additional patients to us.

       Increase market share. Our goal is to be a leading provider of outpatient rehabilitation services in our local markets. Having a strong market share in our local markets allows us to benefit from heightened brand awareness, economies of scale and increased leverage when negotiating payor contracts. To increase our market share, we seek to expand our services and programs and to continue to provide high quality care and strong customer service in order to generate loyalty with patients and referral sources.

       Expand rehabilitation programs and services. We assess the healthcare needs of our markets and implement programs and services targeted to meet the demands of the local community. In designing these programs we benefit from the knowledge we gain through our national network of clinics. This knowledge is used to design programs that optimize treatment methods and measure changes in health status, clinical outcomes and patient satisfaction.

       Optimize the profitability of our payor contracts. Before we enter into a new contract with a commercial payor, we evaluate it with the aid of our contract management system. We assess potential profitability by evaluating past and projected patient volume, clinic capacity, and expense trends. Each contract we enter into is continually re-evaluated to determine how it is affecting our profitability. We create a retention strategy for each of the top performing contracts and a renegotiation strategy for contracts that do not meet our defined criteria.

       Maintain strong employee relations. We believe that the relationships between our employees and the referral sources in their communities are critical to our success. Our referral sources, such as physicians and healthcare case managers, send their patients to our clinics based on three factors: the quality of our care, the service we provide and their familiarity with our therapists. We seek to retain and motivate our therapists by implementing a performance-based bonus program, a defined career path with the ability to be promoted from within, timely communication on company developments, and internal training programs. We also focus on empowering our employees by giving them a high degree of autonomy in determining local market strategy. This management approach reflects the unique nature of each market in which we operate and the importance of encouraging our employees to assume responsibility for their clinic's performance.

SOURCES OF NET OPERATING REVENUES

       The following table presents the approximate percentages by source of net operating revenue received for healthcare services we provided for the periods indicated:

                                                                                       NINE MONTHS
                                                                   YEAR ENDED             ENDED
                                                                  DECEMBER 31,        SEPTEMBER 30,
                                                              ---------------------   -------------
NET OPERATING REVENUES BY PAYOR SOURCE                        2001    2002    2003    2003    2004
--------------------------------------                        -----   -----   -----   -----   -----
Medicare....................................................   37.3%   40.3%   46.0%   45.7%   47.4%
Commercial insurance(1).....................................   51.4    49.1    43.2    43.5    41.7
Private and other(2)........................................   10.2     9.5     9.2     9.4     8.7
Medicaid....................................................    1.1     1.1     1.6     1.4     2.2
                                                              -----   -----   -----   -----   -----
  Total.....................................................  100.0%  100.0%  100.0%  100.0%  100.0%
                                                              =====   =====   =====   =====   =====

------------

(1) Includes commercial healthcare insurance carriers, health maintenance organizations, preferred provider organizations, workers' compensation and managed care programs.

(2) Includes self payors, Canadian revenues, contract management services and non-patient related payments. Self pay revenues represent less than 1% of total net operating revenues.

  NON-GOVERNMENT SOURCES

       Although in recent years an increasing percentage of our net operating revenues were generated from the Medicare program, a majority of our net operating revenues continue to come from private payor sources. These sources include insurance companies, workers' compensation programs, health maintenance organizations, preferred provider organizations, other managed care companies, and employers, as well as by patients directly. Patients are generally not responsible for any difference between customary charges for our services and amounts paid by Medicare and Medicaid programs, insurance companies, workers' compensation companies, health maintenance organizations, preferred provider organizations, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, most insurance companies, health maintenance organizations, preferred provider organizations, and other managed care companies have negotiated discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. Our results of operations may be negatively affected if these organizations are successful in negotiating further discounts.

  GOVERNMENT SOURCES

       Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are currently certified as Medicare providers. Our outpatient rehabilitation clinics regularly receive Medicare payments for their services. Additionally, our specialty hospitals participate in thirteen state Medicaid programs. Amounts received under the Medicare and Medicaid programs are generally less than the customary charges for the services provided. In recent years, there have been significant changes made to the Medicare and Medicaid programs. Since nearly half of our revenues come from patients under the Medicare program, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in the Medicare program. See "-- Government Regulations -- Overview of U.S. and State Government Reimbursements."

EMPLOYEES

       As of September 30, 2004, we employed approximately 20,000 people throughout the United States and Canada. A total of approximately 12,900 of our employees are full time and the remaining approximately 7,100 are part time employees. Outpatient, contract therapy and physical rehabilitation and occupational health employees totaled approximately 8,900 and inpatient employees totaled approximately 10,500. The remaining approximately 600 employees were in corporate management, administration and other services.

COMPETITION

       We compete on the basis of pricing, the quality of the patient services we provide and the results that we achieve for our patients. The primary competitive factors in the long-term acute care and inpatient rehabilitation businesses include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies operate long-term acute care hospitals and inpatient rehabilitation facilities that compete with our hospitals, including large operators of similar facilities, such as Kindred Healthcare Inc. and HealthSouth Corporation. The competitive position of any hospital is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, managed care companies, preferred provider organizations and health maintenance organizations. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with preferred provider organizations, health maintenance organizations and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

       Our outpatient rehabilitation clinics face competition principally from locally owned and managed outpatient rehabilitation clinics in the communities they serve. Many of these clinics have longer operating histories and greater name recognition in these communities than our clinics, and they may have stronger relations with physicians in these communities on whom we rely for patient referrals. In addition, HealthSouth Corporation, which operates more outpatient rehabilitation clinics in the United States than we do, competes with us in a number of our markets.

GOVERNMENT REGULATIONS

GENERAL

       The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals and outpatient rehabilitation clinics meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes and environmental protection and healthcare fraud and abuse. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

LICENSURE

       Facility licensure. Our healthcare facilities are subject to state and local licensing regulations ranging from the adequacy of medical care to compliance with building codes and environmental protection laws. In order to assure continued compliance with these various regulations, governmental and other authorities periodically inspect our facilities.

       Some states still require us to get approval under certificate of need regulations when we create, acquire or expand our facilities or services. If we fail to show public need and obtain approval in these states for our facilities, we may be subject to civil or even criminal penalties, lose our facility license or become ineligible for reimbursement if we proceed with our development or acquisition of the new facility or service.

       Professional licensure and corporate practice. Healthcare professionals at our hospitals and outpatient rehabilitation clinics are required to be individually licensed or certified under applicable state law. We take steps to ensure that our employees and agents possess all necessary licenses and certifications. In some states, business corporations such as ours are restricted from practicing therapy through the direct employment of therapists. In those states, in order to comply with the restrictions imposed, we either contract to obtain therapy services from an entity permitted to employ therapists, or we manage the physical therapy practice owned by licensed therapists through which the therapy services are provided.

       Certification. In order to participate in the Medicare program and receive Medicare reimbursement, each facility must comply with the applicable regulations of the United States Department of Health and Human Services relating to, among other things, the type of facility, its equipment, its personnel and its standards of medical care, as well as compliance with all applicable state and local laws and regulations. All of our specialty hospitals participate in the Medicare program. In addition, we provide the majority of our outpatient rehabilitation services through clinics certified by Medicare as rehabilitation agencies or "rehab agencies."

       Accreditation. Our hospitals receive accreditation from the Joint Commission on Accreditation of Healthcare Organizations, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. As of September 30, 2004, JCAHO had accredited all but three of our hospitals. These three hospitals have not yet undergone a JCAHO survey. Generally, our hospitals must be in operation for at least six months before they are eligible for accreditation. Each of our four inpatient rehabilitation facilities has also received accreditation from the Commission on Accreditation of Rehabilitation Facilities, an independent, not-for-profit organization which reviews and grants accreditation for rehabilitation facilities that meet established standards for service and quality.

OVERVIEW OF U.S. AND STATE GOVERNMENT REIMBURSEMENTS

       Medicare. The Medicare program reimburses healthcare providers for services furnished to Medicare beneficiaries, which are generally persons age 65 and older, those who are chronically disabled, and those suffering from end stage renal disease. The program is governed by the Social Security Act of 1965 and is administered primarily by the Department of Health and Human Services and the Centers for Medicare & Medicaid Services. For the nine months ended September 30, 2004, we received approximately 47% of our revenue from Medicare.

       The Medicare program reimburses various types of providers, including long-term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, using different payment methodologies. The Medicare reimbursement systems for long-term acute care hospitals, inpatient rehabilitation facilities and outpatient rehabilitation providers, as described below, are different than the system applicable to general acute care hospitals. For general acute care hospitals, Medicare inpatient costs are reimbursed under a prospective payment system under which a hospital receives a fixed payment amount per discharge (adjusted for area wage differences) using diagnosis related groups, commonly referred to as DRGs. The general acute care hospital DRG payment rate is based upon the national average cost of treating a Medicare patient's condition in that type of facility. Although the average length of stay varies for each DRG, the average stay of all Medicare patients in a general acute care hospital is approximately six days. Thus, the prospective payment system for general acute care hospitals creates an economic incentive for those hospitals to discharge medically complex Medicare patients as soon as clinically possible.

       Long-term acute care hospital Medicare reimbursement. The Medicare payment system for long-term acute care hospitals has been changed to a new prospective payment system specifically applicable to long-term acute care hospitals, which is referred to as LTCH-PPS. LTCH-PPS was established by final regulations published on August 30, 2002 by CMS, and applies to long-term care hospitals for their cost reporting periods beginning on or after October 1, 2002. Ultimately, when LTCH-PPS is fully implemented, each patient discharged from a long-term acute care hospital will be assigned to a distinct long-term care diagnosis-related group, which is referred to as an LTC-DRG, and a long-term acute care hospital will generally be paid a predetermined fixed amount applicable to the assigned LTC-DRG (adjusted for area wage differences). The payment amount for each LTC-DRG is intended to reflect the average cost of treating a Medicare patient assigned to that LTC-DRG in a long-term acute care hospital. LTCH-PPS also includes special payment policies that adjust the payments for some patients based on the patient's length of stay, the facility's costs, whether the patient was discharged and readmitted and other factors. As required by Congress, LTC-DRG payment rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost-based payment system.

       The LTCH-PPS regulations also refined the criteria that must be met in order for a hospital to be certified as a long-term acute care hospital. For cost reporting periods beginning on or after October 1, 2002, a long-term acute care hospital must have an average inpatient length of stay for Medicare patients (including both Medicare covered and non-covered days) of greater than 25 days. Previously, average lengths of stay were measured with respect to all patients.

       Prior to becoming subject to LTCH-PPS, a long-term acute care hospital is paid on the basis of Medicare reasonable costs per case, subject to limits. Under this cost-based reimbursement system, costs accepted for reimbursement depend on a number of factors, including necessity, reasonableness, related party principles and relatedness to patient care. Qualifying costs under Medicare's cost reimbursement system typically include all operating costs and also capital costs that include interest expense, depreciation, amortization, and rental expense. Non-qualifying costs include marketing costs. Under the cost based reimbursement system, a long-term acute care hospital is subject to per discharge payment limits. During a long-term acute care hospital's initial operations, Medicare payment is capped at the average national target rate established by the Tax Equity and Fiscal Responsibility Act of 1982, commonly known as TEFRA. After the second year of operations, payment is subject to a target amount based on the lesser of the hospital's cost-per-discharge or the national ceiling in the applicable base year. Legislation enacted in December 2000, the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000, increased the target amount by 25 percent and the national ceiling by 2% for cost reporting periods beginning after October 1, 2000.

       Prior to qualifying under the payment system applicable to long-term acute care hospitals, a new long-term acute care hospital initially receives payments under the general acute care hospital DRG based reimbursement system. The long-term acute care hospital must continue to be paid under this system for a minimum of six months while meeting certain Medicare long-term acute care hospital requirements, the most significant requirement being an average length of stay of more than 25 days.

       LTCH-PPS is being phased-in over a five-year transition period, during which a long-term care hospital's payment for each Medicare patient will be a blended amount consisting of set percentages of the LTC-DRG payment rate and the hospital's reasonable cost based reimbursement. The LTC-DRG payment rate is 20% for a hospital's cost reporting period beginning on or after October 1, 2002, and will increase by 20% for each cost reporting period thereafter until the hospital's cost reporting period beginning on or after October 1, 2006, when the hospital will be paid solely on the basis of LTC-DRG payment rates. A long-term acute care hospital may elect to be paid solely on the basis of LTC-DRG payment rates (and not be subject to the transition period) at the start of any of its cost reporting periods during the transition period.

       As of September 30, 2004, all 80 of our eligible long-term acute care hospitals have implemented LTCH-PPS. We have elected to be paid solely on the basis of LTC-DRG payments for all 80 of these hospitals. The remaining three hospitals are currently in their qualification period and will be paid under LTCH-PPS upon obtaining their long-term acute care hospital certification.

       While the implementation of LTCH-PPS is intended to be revenue neutral to the industry, our hospitals experienced enhanced financial performance in 2003 due to our low cost operating model and the high acuity of our patient population.

       Regulatory changes. On August 11, 2004, the Centers for Medicare & Medicaid Services, also known as CMS, published final regulations applicable to long-term acute care hospitals that are operated as "hospitals within hospitals" or as "satellites" (collectively referred to as HIHs). HIHs are separate hospitals located in space leased from, and located in, general acute care hospitals, known as "host" hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final regulations, subject to certain exceptions, provide lower rates of reimbursement to HIHs for those Medicare patients admitted from their hosts that are in excess of a specified percentage threshold. For HIHs opened after October 1, 2004, the Medicare admissions threshold has been established at 25%. For HIHs that meet specified criteria and were in existence as of October 1, 2004, including all of our existing HIHs, the Medicare admissions thresholds will be phased-in over a four-year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions threshold is the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions threshold is the lesser of the Fiscal 2004 Percentage of Medicare discharges admitted from the host hospital or 50%; and (iv) for discharges during cost reporting periods beginning on or after October 1, 2007, the Medicare admissions threshold is 25%.

       At September 30, 2004, we operated 83 long-term acute care hospitals. Of this total, 79 operated as HIHs. For the nine months ended September 30, 2004, approximately 60% of the Medicare admissions to our HIHs were from host hospitals. For the nine months ended September 30, 2004, approximately 8% of our HIHs admitted 25% or fewer of their Medicare patients from their host hospitals, approximately 29% of our HIHs admitted 50% or fewer of their Medicare patients from their host hospitals, and approximately 80% of our HIHs admitted 75% or fewer of their Medicare patients from their host hospitals. There are several factors that should be taken into account in evaluating this admissions data. First, the admissions data for the nine months ended September 30, 2004 is not necessarily indicative of the admissions mix these hospitals will experience in the future. Second, admissions data for the nine months ended September 30, 2004 includes six hospitals that were open for less than one year, and the data from these hospitals may not be indicative of the admissions mix these hospitals will experience over a longer period of time.

       The new Medicare host admission thresholds are phased in over a four-year period. Our existing HIHs will be substantially unaffected by the new HIH regulations until cost reporting periods beginning on or after October 1, 2005, when the threshold on Medicare host admissions drops to 75%. Thus, the HIH regulations will have no effect on our 2004 financial results. Our HIHs have cost reporting periods that commence on various dates throughout the calendar year. Consequently, any effect of the new admissions thresholds on our HIHs may be delayed depending on when a particular HIH's cost reporting period begins. For example, although approximately 20% of our HIHs open at September 30, 2004 admitted more than 75% of their Medicare patients from their host hospitals during the nine months ended September 30, 2004, only five of such HIHs have cost reporting periods that will begin after October 1, 2005 and before December 31, 2005. As a result, the HIH regulations should have only a minimal impact on our 2005 financial results. In order to minimize the more significant impact of the HIH regulations in 2006 and for the subsequent years, we have developed a business plan and strategy in each of our markets to adapt to the HIH regulations and maintain our company's current business and EBITDA. Our transition plan includes managing admissions at existing HIHs, relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our facilities to alternative settings, building or buying free-standing facilities and closing a small number of facilities.

       The new HIH regulations established exceptions to the Medicare admissions thresholds with respect to patients who reach "outlier" status at the host hospital, HIHs located in "MSA-dominant hospitals" and HIHs located in rural areas. In its responses to comments in the August 2004 HIH rule, CMS also expressed its intention to address in future LTCH-PPS annual updates recent recommendations concerning how long-term acute care hospitals are defined and differentiated from other types of Medicare providers made by the Medicare Payment Advisory Commission, or MedPAC. MedPAC is an independent federal body that advises Congress on issues affecting the Medicare program. In its June 2004 "Report to Congress," MedPAC recommended the adoption by CMS of new facility staffing and services criteria and patient clinical characteristics and treatment requirements for long-term acute care hospitals in order to ensure that only appropriate patients are admitted to these facilities. Although CMS declined to impose the MedPAC recommended criteria in the August 2004 HIH rule, CMS stated that prior to the end of the four year phase-in period provided in the August 2004 HIH rule, it will assess the feasibility of developing facility and clinical criteria for determining the appropriate facilities and patients to be paid for under the Medicare long-term acute care hospital payment system. It remains possible that, upon the conclusion of this assessment, CMS will propose and implement additional changes to Medicare's payment policy for all long-term acute care hospitals.

       Inpatient rehabilitation facility Medicare reimbursement. Our acute medical rehabilitation hospitals are certified as inpatient rehabilitation facilities by the Medicare program, and are subject to a prospective payment system for services provided to each discharged Medicare beneficiary. Prior to January 1, 2002, inpatient rehabilitation facilities were paid on the basis of Medicare reasonable costs per case, subject to limits under TEFRA. For cost reporting periods beginning on or after January 1, 2002, inpatient rehabilitation facilities are paid under a new prospective payment system specifically applicable to this provider type, which is referred to as "IRF-PPS." Under the IRF-PPS, each patient discharged from an inpatient rehabilitation facility is assigned to a case-mix group or "IRF-CMG" containing patients with similar clinical problems that are expected to require similar amounts of resources. An inpatient rehabilitation facility is generally paid a predetermined fixed amount applicable to the assigned IRF-CMG (subject to applicable case adjustments related to length of stay and facility level adjustments for location and low income patients). The payment amount for each IRF-CMG is intended to reflect the average cost of treating a Medicare patient's condition in an inpatient rehabilitation facility relative to patients with conditions described by other IRF-CMGs. The IRF-PPS also includes special payment policies that adjust the payments for some patients based on the patient's length of stay, the facility's costs, whether the patient was discharged and readmitted and other factors. As required by Congress, IRF-CMG payments rates have been set to maintain budget neutrality with total expenditures that would have been made under the previous reasonable cost based system. The IRF-PPS was phased-in over a transition period in 2002. For cost reporting periods beginning on or after January 1, 2002 and before October 1, 2002, an inpatient rehabilitation facility's payment for each Medicare patient was a blended amount consisting of 66 2/3% of the IRF-PPS payment rate and 33 1/3% of the hospital's reasonable cost based reimbursement. For cost reporting periods beginning on or after October 1, 2002, inpatient rehabilitation facilities are paid solely on the basis of the IRF-PPS payment rate.

       Although the IRF-PPS regulations did not change the criteria that must be met in order for a hospital to be certified as an inpatient rehabilitation facility, CMS adopted a separate final rule on May 7, 2004 that made significant changes to those criteria. The new inpatient rehabilitation facility certification criteria became effective for cost reporting periods beginning on or after July 1, 2004.

       Under the historic IRF certification criteria that had been in effect since 1983, in order to qualify as an IRF, a hospital was required to satisfy certain operational criteria as well as demonstrate that, during its most recent 12-month cost reporting period, it served an inpatient population of whom at least 75% required intensive rehabilitation services for one or more of ten conditions specified in regulation (referred to as the "75% test"). In 2002, CMS became aware that its various contractors were using inconsistent methods to assess compliance with the 75% test and that the percentage of inpatient rehabilitation facilities in compliance with the 75% test might be low. In response, in June 2002, CMS suspended enforcement of the 75% test and, on September 9, 2003, proposed modifications to the regulatory standards for certification as an inpatient rehabilitation facility. In addition, during 2003, several CMS contractors, including the contractor overseeing our inpatient rehabilitation facilities, promulgated draft local medical review policies that would change the guidelines used to determine the medical necessity for inpatient rehabilitation care.

       Notwithstanding concerns stated by the industry and Congress in late 2003 and early 2004 about the adverse impact that CMS's proposed changes and renewed enforcement efforts might have on access to inpatient rehabilitation facility services, and notwithstanding Congressional requests that CMS delay implementation of or changes to the 75% test for additional study of clinically appropriate certification criteria, CMS adopted four major changes to the 75% test in its May 7, 2004 final rule. First, CMS temporarily lowered the 75% compliance threshold, as follows: (i) 50% for cost reporting periods beginning on or after July 1, 2004 and before July 1, 2005; (ii) 60% for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006; (iii) 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007; and (iv) 75% for cost reporting periods beginning on or after July 1, 2007. Second, CMS modified and expanded from 10 to 13 the medical conditions used to determine whether a hospital qualifies as an inpatient rehabilitation facility. Third, the agency finalized the conditions under which comorbidities can be used to verify compliance with the 75% test. Fourth, CMS changed the timeframe used to determine compliance with the 75% test from "the most recent 12-month cost reporting period" to "the most recent, consecutive, and appropriate 12-month period," with the result that a determination of non-compliance with the applicable compliance threshold will affect the facility's certification for its cost reporting period that begins immediately after the 12-month review period.

       Congress temporarily suspended CMS enforcement of the 75% test under the Consolidated Appropriations Act, 2005, enacted on December 8, 2004. The Act requires the Secretary of Health and Human Services to respond to a yet to be completed study by the Government Accountability Office, or GAO, on the standards for defining inpatient rehabilitation services before the Secretary may use funds appropriated under the Act to redesignate as a general acute care hospital any hospital that was certified as an inpatient rehabilitation facility on or before June 30, 2004 as a result of the hospital's failure to meet the 75% test. The Secretary is required to respond to the study within 60 days after its completion. It is widely expected that the GAO study will be completed in early 2005. If the revised 75% test is ultimately enforced without further modifications, during the years while the new standard is being phased-in, it will be necessary for us to reassess and change our inpatient admissions standards. Such changes may include more restrictive admissions policies. Stricter admissions standards may result in reduced patient volumes at our inpatient rehabilitation facilities, which, in turn, may result in lower net operating revenue and net income for these operations.

       Outpatient rehabilitation services Medicare reimbursement. We provide the majority of our outpatient rehabilitation services in our rehabilitation clinics. Through our contract services agreements, we also provide outpatient rehabilitation services in the following settings:

       -     schools;

       -     physician-directed clinics;

       -     worksites;

       -     assisted living centers;

       -     hospitals; and

       -     skilled nursing facilities.

Most of our outpatient rehabilitation services are provided in rehabilitation agencies and through our inpatient rehabilitation facilities.

       Prior to January 1, 1999, outpatient therapy services, including physical therapy, occupational therapy, and speech-language pathology, were reimbursed on the basis of the lower of 90% of reasonable costs or actual charges. Beginning on January 1, 1999, the Balanced Budget Act of 1997 (the "BBA") required that outpatient therapy services be reimbursed on a fee schedule, subject to annual limits. Outpatient therapy providers receive a fixed fee for each procedure performed, which is adjusted by the geographical area in which the facility is located.

       The BBA also imposed annual per Medicare beneficiary caps beginning January 1, 1999 that limited Medicare coverage to $1,500 for outpatient rehabilitation services (including both physical therapy and speech-language pathology services) and $1,500 for outpatient occupational health services, including deductible and coinsurance amounts. The caps were to be increased beginning in 2002 by application of an inflation index. Subsequent legislation imposed a moratorium on the application of these limits for the years 2000, 2001 and 2002. With the expiration of the moratorium, CMS implemented the caps beginning on September 1, 2003. The Medicare Prescription Drug, Improvement and Modernization Act, signed by President Bush on December 8, 2003 ("MMA"), re-imposed the moratorium on the application of the therapy caps from the date of MMA's enactment through December 31, 2005.

       Historically, outpatient rehabilitation services have been subject to scrutiny by the Medicare program for, among other things, medical necessity for services, appropriate documentation for services, supervision of therapy aides and students and billing for group therapy. CMS has issued guidance to clarify that services performed by a student are not reimbursed even if provided under "line of sight" supervision of the therapist. Likewise, CMS has reiterated that Medicare does not pay for services provided by aides regardless of the level of supervision. CMS also has issued instructions that outpatient physical and occupational therapy services provided simultaneously to two or more individuals by a practitioner should be billed as group therapy services.

       Payment for rehabilitation services furnished to patients of skilled nursing facilities has been affected by the establishment of a Medicare prospective payment system and consolidated billing requirement for skilled nursing facilities. The resulting pressure on skilled nursing facilities to reduce their costs by negotiating lower payments to therapy providers, such as our contract therapy services, and the inability of the therapy providers to bill the Medicare program directly for their services have tended to reduce the amounts that rehabilitation providers can receive for services furnished to many skilled nursing facility residents.

       Long-term acute care hospital Medicaid reimbursement. The Medicaid program is designed to provide medical assistance to individuals unable to afford care. The program is governed by the Social Security Act of 1965 and administered and funded jointly by each individual state government and CMS. Medicaid payments are made under a number of different systems, which include cost based reimbursement, prospective payment systems or programs that negotiate payment levels with individual hospitals. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may increase or decrease the level of program payments to our hospitals. Medicaid payments accounted for approximately 2% of our long-term acute care net operating revenues for the nine months ended September 30, 2004.

       Workers' compensation. Workers' compensation programs accounted for approximately 19% of our revenue from outpatient rehabilitation services for the nine months ended September 30, 2004. Workers' compensation is a state mandated, comprehensive insurance program that requires employers to fund or insure medical expenses, lost wages and other costs resulting from work related injuries and illnesses. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In some states, payment for services covered by workers' compensation programs are subject to cost containment features, such as requirements that all workers' compensation injuries be treated through a managed care program, or the imposition of payment caps. In addition, these workers' compensation programs may impose requirements that affect the operations of our outpatient rehabilitation services.

CANADIAN REIMBURSEMENT

       The Canada Health Act governs the publicly funded Canadian healthcare system, and provides for federal funding to be transferred to provincial health systems. Our Canadian outpatient rehabilitation clinics receive approximately 44% of their funding through workers' compensation benefits, which are administered by provincial workers' compensation boards. The workers' compensation boards assess employers' fees based on their industry and past claims history. These fees are then distributed independently by each provincial workers' compensation board as payments for healthcare services. Therefore, the payments each of our rehabilitation clinics receive for similar services can vary substantially because of the different reimbursement guidelines in each province. Additional funding sources for our Canadian clinics are commercial insurance programs, direct payment contribution and publicly funded healthcare sources. For the nine months ended September 30, 2004, we derived about 3.5% of our total net operating revenues from our operations in Canada.

OTHER HEALTHCARE REGULATIONS

       Fraud and abuse enforcement. Various federal laws prohibit the submission of false or fraudulent claims, including claims to obtain payment under Medicare, Medicaid and other government healthcare programs. Penalties for violation of these laws include civil and criminal fines, imprisonment and exclusion from participation in federal and state healthcare programs. In recent years, federal and state government agencies have increased the level of enforcement resources and activities targeted at the healthcare industry. In addition, the federal False Claims Act allows an individual to bring lawsuits on behalf of the government, in what are known as qui tam or "whistleblower" actions, alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute. The use of these private enforcement actions against healthcare providers has increased dramatically in the recent past, in part because the individual filing the initial complaint is entitled to share in a portion of any settlement or judgment. See "-- Legal Proceedings -- Other Legal Proceedings."

       From time to time, various federal and state agencies, such as the Office of the Inspector General of the Department of Health and Human Services, issue a variety of pronouncements, including fraud alerts, the Office of Inspector General's Annual Work Plan and other reports, identifying practices that may be subject to heightened scrutiny. These pronouncements can identify issues relating to long-term acute care hospitals, inpatient rehabilitation facilities or outpatient rehabilitation services or providers. For example, the Office of Inspector General's 2004 Work Plan describes the government's intention to study providers' use of the "hospital within a hospital" model for furnishing long-term acute care hospital services and whether they comply with the 5% limitation on discharges to the host hospital that are subsequently readmitted to the hospital within a hospital. The 2005 Work Plan describes plans to study the accuracy of Medicare payments for inpatient rehabilitation stays when patient assessments are entered later than the required deadlines and to study whether patients in long-term acute care hospitals are receiving acute-level services or could be cared for in skilled nursing facilities. We monitor government publications applicable to us and focus a portion of our compliance efforts towards these areas targeted for enforcement.

       We endeavor to conduct our operations in compliance with applicable laws, including healthcare fraud and abuse laws. If we identify any practices as being potentially contrary to applicable law, we will take appropriate action to address the matter, including, where appropriate, disclosure to the proper authorities.

       Remuneration and fraud measures. The federal "anti-kickback" statute prohibits some business practices and relationships under Medicare, Medicaid and other federal healthcare programs. These practices include the payment, receipt, offer or solicitation of remuneration in connection with, to induce, or to arrange for, the referral of patients covered by a federal or state healthcare program. Violations of the anti-kickback law may be punished by a criminal fine of up to $50,000 or imprisonment for each violation, or both, civil monetary penalties of $50,000 and damages of up to three times the total amount of remuneration, and exclusion from participation in federal or state healthcare programs.

       Section 1877 of the Social Security Act, commonly known as the "Stark Law," prohibits referrals for designated health services by physicians under the Medicare and Medicaid programs to other healthcare providers in which the physicians have an ownership or compensation arrangement unless an exception applies. Sanctions for violating the Stark Law include civil monetary penalties of up to $15,000 per prohibited service provided, assessments equal to three times the dollar value of each such service provided and exclusion from the Medicare and Medicaid programs and other federal and state healthcare programs. The statute also provides a penalty of up to $100,000 for a circumvention scheme. In addition, many states have adopted or may adopt similar anti-kickback or anti-self-referral statutes. Some of these statutes prohibit the payment or receipt of remuneration for the referral of patients, regardless of the source of the payment for the care.

       Provider-based status. The designation "provider-based" refers to circumstances in which a subordinate facility (e.g., a separately certified Medicare provider, a department of a provider or a satellite facility) is treated as part of a provider for Medicare payment purposes. In these cases, the services of the subordinate facility are included on the "main" provider's cost report and overhead costs of the main provider can be allocated to the subordinate facility, to the extent that they are shared. We operate 19 specialty hospitals that are treated as provider-based satellites of certain of our other facilities, certain of our outpatient rehabilitation services are operated as departments of our inpatient rehabilitation facilities, and we provide rehabilitation management and staffing services to hospital rehabilitation departments that may be treated as provider-based. These facilities are required to satisfy certain operational standards in order to retain their provider-based status.

       Health information practices. In addition to broadening the scope of the fraud and abuse laws, the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, also mandates, among other things, the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. If we fail to comply with the standards, we could be subject to criminal penalties and civil sanctions. Among the standards that the Department of Health and Human Services has adopted or will adopt pursuant to HIPAA are standards for the following:

       -     electronic transactions and code sets;

       - unique identifiers for providers, employers, health plans and individuals;

       -     security and electronic signatures;

       -     privacy; and

       -     enforcement.

Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, the law has brought about significant and, in some cases, costly changes.

       The Department of Health and Human Services has adopted standards in three areas that most affect our operations. First, standards relating to electronic transactions and code sets require the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits. We were required to comply with these requirements by October 16, 2003.

       Second, standards relating to the privacy of individually identifiably health information govern our use and disclosure of protected health information, and require us to impose those rules, by contract, on any business associate to whom such information is disclosed. We were required to comply with these standards by April 21, 2003.

       Third, standards for the security of electronic health information which were issued on February 20, 2003 require us to implement various administrative, physical and technical safeguards to ensure the integrity and confidentiality of health information. We are required to comply with the security standards by April 2005.

       We maintain a HIPAA implementation committee that is charged with evaluating and implementing HIPAA. The implementation committee monitors HIPAA's regulations as they have been adopted to date and as additional standards and modifications are adopted. At this time, we anticipate that we will be able to fully comply with those HIPAA requirements that have been adopted. However, we cannot at this time estimate the cost of such compliance, nor can we estimate the cost of compliance with standards that have not yet been issued or finalized by the Department of Health and Human Services. Although the new health information standards are likely to have a significant effect on the manner in which we handle health data and communicate with payors, based on our current knowledge, we believe that the cost of our compliance will not have a material adverse effect on our business, financial condition or results of operations.

COMPLIANCE PROGRAM

  OUR COMPLIANCE PROGRAM

       In late 1998, we voluntarily adopted our code of conduct, which has recently been amended and is the basis for our company-wide compliance program. Our written code of conduct provides guidelines for principles and regulatory rules that are applicable to our patient care and business activities. These guidelines are implemented by a compliance officer, a director of compliance and a director of clinical compliance who assist the compliance officer, a compliance committee and subcommittees, and employee education and training. We also have established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the code's policies.

  OPERATING OUR COMPLIANCE PROGRAM

       We focus on integrating compliance responsibilities with operational functions. We recognize that our compliance with applicable laws and regulations depends upon individual employee actions as well as company operations. As a result, we have adopted an operations team approach to compliance. Our corporate executives, with the assistance of corporate experts, designed the programs of the compliance committee. We utilize facility leaders for employee-level implementation of our code of conduct. This approach is intended to reinforce our company-wide commitment to operate in accordance with the laws and regulations that govern our business.

  COMPLIANCE COMMITTEE

       Our compliance committee is made up of members of our senior management and in-house counsel. The compliance committee meets on a quarterly basis and reviews the activities, reports and operation of our compliance program. In addition, the HIPAA committee meets on a regular basis to review compliance with HIPAA regulations.

  COMPLIANCE ISSUE REPORTING

       In order to facilitate our employees' ability to report known, suspected or potential violations of our code of conduct, we have developed a system of anonymous reporting. This anonymous reporting may be accomplished through our toll free compliance hotline or our compliance post office box. The compliance officer and the compliance committee are responsible for reviewing and investigating each compliance incident in accordance with the compliance department's investigation policy.

  COMPLIANCE MONITORING AND AUDITING/COMPREHENSIVE TRAINING AND EDUCATION

       Monitoring reports and the results of compliance for each of our business segments are reported to the compliance committee on a quarterly basis. We train and educate our employees regarding the code of conduct, as well as the legal and regulatory requirements relevant to each employee's work environment. New and current employees are required to sign a compliance certification form certifying that the employee has read, understood, and has agreed to abide by the code of conduct.

  POLICIES AND PROCEDURES REFLECTING COMPLIANCE FOCUS AREAS

       We review our policies and procedures for our compliance program from to time to time in order to improve operations and to ensure compliance with requirements of standards, laws and regulations and to reflect the on-going compliance focus areas which have been identified by the compliance committee.

  INTERNAL AUDIT

       In addition to and in support of the efforts of our compliance department, during 2001 we established an internal audit function. The compliance officer also manages the combined Compliance and Audit Department and meets with the Audit Committee of the Board of Directors on a quarterly basis to discuss audit results.

FACILITIES

       We currently lease most of our facilities, including clinics, offices, specialty hospitals and our corporate headquarters. We own each of our inpatient rehabilitation facilities and our 176,000 square foot long-term acute care hospital located in Houston, Texas.

       We lease all of our clinics and related offices, which, as of September 30, 2004, included 750 outpatient rehabilitation clinics throughout the United States and Canada. The outpatient rehabilitation clinics generally have a five-year lease term and include options to renew. We also lease all of our long-term acute care hospital facilities except for the facility located in Houston, Texas that is described above. As of September 30, 2004, we had 79 hospital within a hospital leases and three free-standing building leases.

       We generally seek a five-year lease for our long-term acute care hospitals, with an additional five-year renewal at our option. We lease our corporate headquarters from companies owned by a related party affiliated with us through common ownership or management. Our corporate headquarters is approximately 83,530 square feet and is located in Mechanicsburg, Pennsylvania. We lease several other administrative spaces related to administrative and operational support functions. Currently, this comprised 17 locations throughout the United States with approximately 128,160 square feet in total.

LEGAL PROCEEDINGS

  PURPORTED CLASS ACTION LAWSUITS

       On August 24, 2004, Clifford C. Marsden and Ming Xu filed a purported class action complaint in the United States District Court for the Eastern District of Pennsylvania on behalf of the public stockholders of our company against Martin Jackson, Robert A. Ortenzio, Rocco A. Ortenzio, Patricia Rice and us. The complaint alleges, among other things, failure to disclose adverse information regarding a potential regulatory changes affecting reimbursement for our services applicable to long-term acute care hospitals operated as hospitals within hospitals, and the issuance of false and misleading statements about our financial outlook. The complaint seeks, among other things, damages in an unspecified amount, interest and attorneys' fees. We believe that the allegations in the complaint are without merit and intend to vigorously defend against this action.

       On October 18, 2004, Garco Investments, LLP filed a purported class action complaint in the Court of Chancery of the State of Delaware, New Castle County, which is herein referred to as the Court, on behalf of our unaffiliated stockholders against Russell L. Carson, David S. Chernow, Bryan C. Cressey, James E. Dalton, Jr., Meyer Feldberg, Robert A. Ortenzio, Rocco A. Ortenzio, Thomas A. Scully, Leopold Swergold and LeRoy S. Zimmerman, who are all of our directors, us and Welsh, Carson, Anderson & Stowe. On November 3, 2004, Terrence
C. Davey filed a purported class action complaint in the Court, on behalf of our unaffiliated stockholders against all of our directors, us and Welsh, Carson, Anderson & Stowe. On November 18, 2004, the Court entered an Order of Consolidation which, among other things, consolidated the above-mentioned actions under the caption In re: Select Medical

Corporation Shareholders Litigation, Consolidated C.A. No. 755-N and appointed co-lead plaintiffs' counsel.

       On December 20, 2004, plaintiffs Garco Investments LLP and Terence C. Davey filed an Amended Consolidated Complaint in the Court, purportedly on behalf of our unaffiliated stockholders against all of our directors, us and Welsh Carson Anderson & Stowe. The amended complaint alleges, among other things, that the defendants have breached their fiduciary duties owed to the plaintiffs and our stockholders, that the proposed merger consideration is not fair or adequate, and that the defendants failed to disclose and/or misrepresented material information in the proxy statement relating to the merger and/or disseminated a "stale" fairness opinion by Banc of America Securities LLC. The complaint seeks, among other things, to enjoin the defendants from completing the merger or, alternatively, to rescind the merger (if complete) or award rescissory damages in an unspecified amount, and to require issuance of corrective and/or supplemental disclosures and an update of the "stale" fairness opinion.

       As a result of arm's-length settlement negotiations among counsel in the Delaware consolidated lawsuit, on January 21, 2005 the parties executed a stipulation of settlement which recognizes, among other things, that the allegations of the amended complaint were a material factor in causing us to make certain additional disclosures in the proxy statement, and that those disclosures, and the other terms set forth in the stipulation of settlement (which is on file with the Court) are a fair and reasonable means by which to resolve the action. The proposed settlement is subject to final approval by the Court, and therefore may not be final at the time we consummate the merger. If the proposed settlement is ultimately not approved by the Court, the litigation could proceed and the plaintiffs could seek the relief sought in their amended complaint. As a result, we can make no assurance that the proposed settlement will be completed on the terms described above. We believe that the allegations in the amended complaint are without merit and intend to vigorously defend against this action if we are unable to reach a settlement that is finally approved by the Court.

       We carry director and officer insurance covering these purported class action lawsuits, and while we do not believe these claims will have a material adverse effect on our financial position or results of operations, due to the uncertain nature of such litigation, we cannot predict the outcome of these matters.

  OTHER LEGAL PROCEEDINGS

       We are subject to legal proceedings and claims that arise in the ordinary course of our business, which include malpractice claims covered under our insurance policies. In our opinion, the outcome of these actions will not have a material adverse effect on the financial position or results of operations of our company.

       To cover claims arising out of the operations of our hospitals and outpatient rehabilitation facilities, we maintain professional malpractice liability insurance and general liability insurance. We also maintain umbrella liability insurance covering claims which, due to their nature or amount, are not covered by or not fully covered by our other insurance policies. These insurance policies also do not generally cover punitive damages. See "Risk Factors -- Significant legal actions as well as the cost and possible lack of available insurance could subject us to substantial uninsured liabilities."

       Health care providers are often subject to lawsuits under the qui tam provisions of the federal False Claims Act. Qui tam lawsuits typically remain under seal (hence, unknown to the defendant) for some time while the government decides whether or not to intervene on behalf of a private qui tam plaintiff (known as a relator) and take the lead in the litigation. A qui tam lawsuit against our company has been filed in the United States District Court for the District of Nevada, but because the action is still under seal, we do not know the details of the allegations or the relief sought. As is required by law, the federal government is conducting an investigation of this complaint to determine if it will intervene in the case. We have received a subpoena for patient records and other documents apparently related to the federal government's investigation of matters alleged in this qui tam complaint. We believe that these investigations relate to the Medicare outpatient billing practices of certain of our subsidiaries. The three relators in this qui tam lawsuit are two former employees of our Las Vegas, Nevada subsidiary who were terminated by us in 2001 and a former employee of our Florida subsidiary who we asked to resign. We sued the former Las Vegas employees in state court in Nevada in 2001 for, among other things, return of misappropriated funds, and our lawsuit has recently been transferred to the federal court in Las Vegas. While the government has investigated but chosen not to intervene in two previous qui tam lawsuits filed against our company, we cannot assure you that the government will not intervene in this case. However, we believe, based on our prior experiences with qui tam cases and the information currently available to us, that this qui tam action will not have a material adverse effect on our company.

CAPITAL RESOURCES - AFTER THE TRANSACTIONS

       As a result of the recently enacted HIH regulations, we currently anticipate that we will need to relocate approximately 50% of our long-term acute care hospitals over the next five years, including certain of our hospitals acquired from SemperCare. This process will include relocating certain HIHs to leased spaces in smaller host hospitals in the same markets, consolidating HIHs in certain of our markets, relocating certain of our HIHs to alternative settings, building or buying free-standing facilities. These relocation efforts will require us to spend additional capital above historic levels. We currently expect to spend approximately $500 million on capital expenditures over the next five years, including both our ongoing maintenance capital expenditures and the capital required for hospital relocations.